SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2006

U.S. Energy Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10238	52-1216347
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 Lexington Avenue 15th Floor New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 588-8901

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Acquisition of U.S. Energy Biogas Corp. Stock

On November 28, 2006, U.S. Energy Systems, Inc. (the “Company”) entered into a Stock Purchase Agreement with DEGS Biogas, Inc. (formerly Cinergy Energy Solutions, Inc., “DEGS”) pursuant to which the Company acquired 4,574 shares of the Class B Common Stock of U.S. Energy Biogas Corp. (“USEB”) from DEGS (the “DEGS Shares”). The Company now owns 100% of the outstanding stock of USEB.

In consideration for the DEGS Shares, the Company agreed to: (i) assume two promissory notes, payable to BMC Energy LLC, a subsidiary of USEB, each dated May 1, 2001, (a) one note is a fixed obligation with remaining payments aggregating $430,000 and (b) the other note is a contingent obligation, based on the value of Section 29 tax credits generated by the company and its subsidiaries, the face amount of which is $4.3 million, (ii) assume DEGS GASCO LLC’s obligations to fund operating and capital expenses of certain limited partnerships or limited liability companies that own and operate landfill gas collection systems and related assets in an amount not to exceed $1 million, and (iii) subject to execution of definitive documentation, appoint DEGS or its designee as the Company’s broker in connection with sales of greenhouse gas emission credits by the Company or its subsidiaries. Management currently anticipates that the operating and capital expense funding obligations and payments on the contingent note will not exceed an aggregate of $1 million.

The Stock Purchase Agreement is attached as Exhibit 10.1. In connection with the acquisition of the DEGS Shares, Adam D. Greene was appointed chief executive officer of USEB.

Waiver and Agreements with Silver Point

On November 29, 2006, Silver Point Finance, LLC, lender under the Credit and Guaranty Agreement, dated as of August 7, 2006 (“Credit Agreement”) with US Energy Overseas Investments LLC and the Company, agreed to waive any default or event of default under the Credit Agreement that might arise as a result of the Voluntary Chapter 11 Petitions (as described below).

Under the terms of the Series G warrant purchase agreement, the Company was required to deliver to certain affiliates of Silver Point additional Series G warrants to acquire up to 3,998,000 shares of the Company’s common stock at an exercise price of $0.01 per share if Company failed to deliver a satisfactory guaranty from USEB of the obligations under the Credit Agreement. The Company has agreed to issue to affiliates of Silver Point Series G warrants to acquire 1.1 million shares of the Company’s common stock as a result of its failure to provide a satisfactory USEB guaranty. As a result of this agreement, the Company has no obligation to deliver additional Series G warrants under the warrant purchase agreement. The Company has also agreed to extend the exclusive agreement with Silver Point to arrange financing for the Company for an additional 12 months.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On November 29, 2006, USEB and certain of its subsidiaries filed Voluntary Chapter 11 Petitions (as described below). Under the Amendment to Note Purchase Agreement, dated April 8, 2004, among USEB and certain of its subsidiaries, Countryside Canada Power Inc. and the other parties identified therein (“Loan Agreement”), an event of default occurs, and the outstanding notes are automatically due and payable, upon USEB applying for, consenting to, or acquiescing in, the appointment of a trustee, receiver, sequestrator, or other custodian for itself or any of its property. As a result of the Voluntary Chapter 11 Petitions, the outstanding notes under the Loan Agreement accelerated and are due and payable. As of October 31, 2006, the aggregate principal amount of outstanding notes was $91.2 million.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Company filed an amendment to its certificate of incorporation, dated November 28, 2006, with the Delaware Secretary of State. The amendment increases the number of shares of common stock the Company has authority to issue from 50,000,000 shares to 75,000,000 shares. This amendment was approved by the shareholders of the Company at the annual meeting of shareholders held on November 6, 2006.

The Certificate of Amendment of Certificate of Incorporation is attached as Exhibit 3.1.

Item 8.01. Other Events

On November 29, 2006, USEB and certain of its subsidiaries filed voluntary petitions to commence cases under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (“Voluntary Chapter 11 Petitions”). USEB and the filing subsidiaries will continue to manage their properties and operate their businesses as “debtors-in-possession” under the jurisdiction of the bankruptcy court and in accordance with the applicable provisions of the bankruptcy code.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

3.1	Certificate of Amendment to Certificate of Incorporation, dated November 28, 2006

10.1	Stock Purchase Agreement, dated November 28, 2006, between DEGS Biogas, Inc. (formerly Cinergy Energy Solutions, Inc.) and U.S. Energy Systems, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Energy Systems, Inc.

By:	/s/ Henry N. Schneider
Henry N. Schneider
President and COO

Dated: November 29, 2006